EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of ASARCO Incorporated on Form S-3 of our reports dated January 30, 1996 on our audits of the consolidated financial statements and financial statement schedules of ASARCO Incorporated and Subsidiaries as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994, and 1993. Our report on the consolidated financial statements includes an explanatory paragraph that describes Southern Peru Copper Corporation's change in method
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of accounting for income taxes.

     We also consent to the reference to our Firm under the caption "Experts" only insofar as such reference relates to our reports on our aduits of the consolidated financial statements and financial statement schedules referred to above.


                                       Coopers & Lybrand L.L.P.




New York, New York
April 4, 1996